April 20, 2010

NIVS IntelliMedia Technology Group, Inc.
NIVS Industry Park
No. 29-31, Shuikou Road
Huizhou, Guangdong
People’s Republic of China
516006

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

           We have acted as counsel for NIVS IntelliMedia Technology Group, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1, filed under Rule 462(b) (the “462(b) Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The 462(b) Registration Statement incorporates by reference the contents of the Company’s Registration Statement on Form S-1 (File No. 333-165222), which, we have been advised orally by a member of the staff of the Commission, was declared effective by the Commission on April 19, 2010 (the “Earlier Registration Statement”). The 462(b) Registration Statement registers the following:

(1)  an additional 1,398,175 shares (the “Additional Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), including up to an aggregate of 182,370 Additional Shares upon exercise of an over-allotment option to be granted to Rodman & Renshaw, LLC and WestPark Capital, Inc. (the “Underwriters”),

(2)  additional warrants to purchase Common Stock (the "Additional Underwriters' Warrants") to be issued by the Company to the Underwriters, and

(3) an additional 36,474 shares of Common Stock (the “Additional Warrant Shares") underlying, and issuable to the Underwriters’ upon exercise of, the Additional Underwriters' Warrants.

NIVS IntelliMedia Technology Group, Inc.
April 20, 2010

The Securities are the same class of securities included in the Earlier Registration Statement and are being registered under the 462(b) Registration Statement for the same offering.  As used in this opinion letter, the term “Additional Securities,” refers collectively to the Additional Shares, the Additional Underwriters’ Warrants and the Additional Warrant Shares, the term “Prospectus” refers to the prospectus included in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act and the term “Effective Time” means  the date and the time as of which the Earlier Registration Statement is declared effective by the Commission.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Earlier Registration Statement, the 462(b) Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate actions of the Company that provide for the issuance and sale of the Additional Securities and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a Fact Certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed that the Company does not in the future issue so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for the exercise of the Additional Underwriters’ Warrants.  We have not verified any of those assumptions.

Our opinions set forth below are limited to the Delaware General Corporation Law (the “DGCL”) and, solely with respect to our opinion in the numbered paragraph 2 below, the law of the State of California.  We are not licensed to practice law in the State of Delaware. Our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.  The opinions set forth below are rendered as of the date of this letter.  We assume no obligation to update or supplement any of such opinions to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that:

1.          The Additional Shares have been duly authorized and when issued and paid for as described in the Registration Statement and Prospectus, will be, validly issued, fully paid and non-assessable.

2.           The Additional Underwriters' Warrants have been duly authorized for issuance to the Underwriters, and when issued and paid for as described in the Registration Statement and Prospectus, will constitute valid and legally binding obligations of the Company, subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium, and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing. We express no opinion with respect to provisions of the Additional Underwriters’ Warrants relating to severability or separability.

NIVS IntelliMedia Technology Group, Inc.
April 20, 2010

3.           The Additional Warrant Shares have been duly authorized for issuance upon exercise by the Underwriters of the Additional Underwriters’ Warrants and, when issued and paid for in accordance with the terms and conditions of the Additional Underwriters' Warrants and as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus within the meaning of the term “expert”, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/  K&L GATES LLP

K&L GATES LLP